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                                                                     Exhibit 5.1

                    [Letterhead of Gardner, Carton & Douglas]


                                 April 16, 2001



SPX Corporation
700 Terrace Point Drive
Muskegon, Michigan 49443-3301

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel for SPX Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 1,443,286 shares of Common Stock, $10.00 par value per share, of the Company (the "Shares") upon consummation of the proposed merger of VSI Holdings, Inc., a Georgia corporation, with and into the Company, as described in the Registration Statement filed with the Securities and Exchange Commission on Form S-4 (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized, and, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the reference to our firm in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/  GARDNER, CARTON & DOUGLAS